Exhibit 2
EXECUTION COPY
MEMBERSHIP INTEREST PURCHASE AGREEMENT
dated as of March 28, 2007
among
POLO RALPH LAUREN CORPORATION,
RALPH LAUREN MEDIA, LLC,
NBC-LAUREN MEDIA HOLDING, INC.,
NBC UNIVERSAL, INC.,
CNBC.COM LLC,
and
VALUEVISION MEDIA, INC.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1
1.1 Terms Not Defined Elsewhere	1

ARTICLE II SALE AND PURCHASE	3
2.1 Transfer of Membership Interests	3
2.2 Purchase Price	3

ARTICLE III REPRESENTATIONS OF THE SELLERS	3
3.1 Power	3
3.2 Authorization and Binding Obligation	3
3.3 No Violations	4
3.4 Ownership	4
3.5 Broker’s or Finder’s Fees	4
3.6 Litigation	4
3.7 Consents and Approvals	4

ARTICLE IV REPRESENTATIONS OF THE BUYER	5
4.1 Power	5
4.2 Authorization and Binding Obligation	5
4.3 No Violations	5
4.4 Broker’s or Finder’s Fees	5
4.5 Litigation	5
4.6 Sufficient Funds	6
4.7 Consents and Approvals	6
4.8 Investment Intent	6

ARTICLE V COVENANTS	6
5.1 Termination of Agreements	6
5.2 Resignations	6
5.3 General Cooperation	6
5.4 Non-Compete	7
5.5 Non-Solicitation; No-Hire	7
5.6 Confidentiality	8
5.7 Use of the Company Name	9

ARTICLE VI MISCELLANEOUS	9
6.1 Expenses	9
6.2 Governing Law	10
6.3 Captions	10
6.4 Notices	10
6.5 Counterparts	11
6.6 Gender	11
6.7 Entire Agreement	11
6.8 Binding Effect; Assignment	12

-i-

6.9 Waiver; Consent	12
6.10 WAIVER OF JURY TRIAL	12
6.11 Severability	13
6.12 Third-Party Beneficiaries	13
6.13 Press Release	13

-ii-

MEMBERSHIP INTEREST PURCHASE AGREEMENT
     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 28, 2007, by and among Ralph Lauren Media, LLC, a Delaware limited liability company (the “Company”), Polo Ralph Lauren Corporation, a Delaware corporation (the “Buyer”), NBC-Lauren Media Holding, Inc., a Delaware corporation (“NBC”), ValueVision Media, Inc. formerly known as ValueVision International, Inc., a Minnesota corporation (“ValueVision”) and solely for purposes of Section 5.1, NBC Universal, Inc. (f/k/a National Broadcasting Company, Inc.), a Delaware corporation (“NBC Universal”) and CNBC.com LLC, a Delaware limited liability company (“CNBC.com”). NBC and ValueVision are collectively referred to herein as the “Sellers” and each individually as a “Seller”.
W I T N E S S E T H:
     WHEREAS, NBC owns a 37.5% membership interest (the “NBC Company Interest”) in the Company and ValueVision owns a 12.5% membership interest in the Company (the “ValueVision Company Interest” and, together with the NBC Company Interests, the “Seller Company Interests”).
     WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, the Seller Company Interests, on the terms and subject to the conditions hereinafter set forth.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I DEFINITIONS
          1.1 Terms Not Defined Elsewhere. The following terms when used in this Agreement shall have the following meanings:
     “Advertising Agreement” means the Advertising Agreement, dated as of February 7, 2000 among the Company, the Buyer and NBC Universal, including any amendments and supplements thereto made through the date hereof.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended; provided, that for purposes of this Agreement, NBC’s Affiliates shall only be NBC Universal and its subsidiaries.
     “Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, whether federal, state or local or foreign, international, multinational, or any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, bureau, official, commission or instrumentality of the United States of America, any foreign government or any municipality or other political subdivision thereof, and any court, tribunal or arbitrators of competent jurisdiction or other administrative or judiciary authority thereof, and any governmental or non-governmental self-regulatory organization, agency or authority.
     “Knowledge” means that an individual who is serving, or who has at any time served, as a director or officer of such Person or an employee of such Person that has management, oversight or responsibilities with respect to matters at issue, is, or at any time was, actually aware of such fact or other matter or could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive inquiry or investigation concerning the existence of such fact or other matter.
     “License Agreement” means the License Agreement, dated as of February 7, 2000 between the Company and the Buyer, including any amendments and supplements thereto made through the date hereof.
     “Lien” means any mortgage, deed of trust, pledge, lien, encumbrance, charge, or other security interest, claim, lease, option, right of first refusal, easement, restrictive covenant or other encroachment.
     “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 18, 2000, including any amendments and supplements thereto made through the date hereof.
     “Operating Agreement” means the Operating Agreement, dated as of February 7, 2000 by and among the Buyer, ValueVision, CNBC.com and NBC Universal (as successor in interest to NBC Internet, Inc.), including any amendments and supplements thereto made through the date hereof.
     “Person” means any individual, corporation, limited liability company, trust, partnership or other legal entity.
     “Promotion Agreement” means the Promotion Agreement, dated as of February 7, 2000 between the Company and NBC Universal (as successor in interest to NBC Internet, Inc.), including any amendments and supplements thereto made through the date hereof.
     “Services Agreement” means the Agreement for Services, dated May 18, 2004 between the Company and ValueVision, including any amendments and supplements thereto made through the date hereof.
     “Supply Agreement” means the Supply Agreement, dated as of February 7, 2000, between the Company and the Buyer, including any amendments and supplements thereto made through the date hereof.
     “Terminated Agreements” means collectively, the LLC Agreement, the Operating Agreement, the Supply Agreement, the License Agreement, the Advertising Agreement,

the Promotion Agreement and the Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 7, 2000.
ARTICLE II SALE AND PURCHASE
          2.1 Transfer of Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement and upon the execution and delivery of this Agreement by all the parties hereto (the “Effective Time”) (i) NBC agrees it will sell, assign, transfer and deliver to the Buyer, free and clear of all Liens, other than transfer restrictions arising under applicable securities laws, the NBC Company Interest and (ii) ValueVision agrees it will sell, assign, transfer and deliver to the Buyer, free and clear of all Liens, other than transfer restrictions arising under applicable securities laws, the ValueVision Company Interest.
          2.2 Purchase Price. The applicable purchase price set forth below for the Seller Company Interests shall be paid in cash at the Effective Time, by wire transfer of immediately available funds to the accounts designated in a written notice delivered by each Seller prior to the date hereof to the Buyer. The aggregate purchase price for all of the Seller Company Interests is equal to $175,000,000, which amount shall be allocated and paid as follows: (i) in consideration of the delivery to the Buyer in accordance with this Agreement of the NBC Company Interest, the Buyer shall pay to NBC an aggregate purchase price equal to $131,250,000 and (ii) in consideration of the delivery to the Buyer in accordance with this Agreement of the ValueVision Company Interest, the Buyer shall pay to ValueVision an aggregate purchase price equal to $43,750,000.
ARTICLE III REPRESENTATIONS OF THE SELLERS
     Each Seller, solely on its behalf and not on behalf of or with respect to the other Seller, represents and warrants to the Buyer and the other Seller on the date hereof as follows:
          3.1 Power. Such Seller has all requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
          3.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of such Seller, and no other proceedings on its part are necessary to authorize the execution, delivery or performance by such Seller of this Agreement.
               This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the Buyer and the other Seller, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

          3.3 No Violations. The execution and delivery of this Agreement by such Seller and the consummation of the transactions contemplated hereby by such Seller (a) will not violate any provision of the organizational or other governing documents of such Seller, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which such Seller or any of its properties or assets is bound, and (c) will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which such Seller is a party, or by which such Seller or any of its properties or assets, is bound, except in the case of items (b) and (c) only, for any violation, breach or default which is not material to such Seller.
          3.4 Ownership. Such Seller is the record owner of the membership interest in the Company set forth opposite such Seller’s name on Exhibit A hereto. Such Seller has the power to sell, assign, transfer and deliver such membership interest to the Buyer in accordance with this Agreement free and clear of all Liens other than transfer restrictions arising under applicable securities laws. Such Seller has good and valid title to such membership interest, and there are no claims or actions pending, or to the Knowledge of such Seller threatened, with respect to the title of such membership interest, except for those (i) set forth in the LLC Agreement and (ii) arising under this Agreement in favor of the Buyer. Upon delivery to the Buyer at the Effective Time of such membership interest of such Seller, and upon such Seller’s receipt of the portion of the purchase price to which it is entitled pursuant to Section 2.2 for the sale thereof, good and valid title to such membership interest will pass to the Buyer, free and clear of all Liens other than transfer restrictions arising under applicable securities laws. Other than as set forth on Exhibit A hereto, such Seller has no other equity interests in the Company. Such Seller’s membership interest in the Company is not subject to any contract or other arrangement restricting or otherwise relating to the voting rights or disposition of such membership interest other than as set forth in the LLC Agreement.
          3.5 Broker’s or Finder’s Fees. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by or on behalf of such Seller in such a manner as not to give rise to any claim against the Buyer or the Company for a finder’s fee, brokerage commission, advisory fee or other similar payment.
          3.6 Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to the best Knowledge of such Seller, threatened, against such Seller by or before any Governmental Authority that would reasonably be expected to impede, hinder or delay the ability of such Seller to consummate the transactions contemplated by this Agreement in any respect.
          3.7 Consents and Approvals. Assuming the accuracy of the representations and warranties of the Buyer set forth in Article IV, no consent, order, approval, authorization, declaration or filing from or with any Governmental Authority (other than ValueVision’s filing of a Form 8-K with respect to this Agreement and the transactions contemplated hereby) is required on the part of such Seller to permit such

Seller to execute and deliver this Agreement and to fulfill all of such Seller’s obligations under this Agreement.
ARTICLE IV REPRESENTATIONS OF THE BUYER
     The Buyer represents and warrants to the Sellers on the date hereof as follows:
          4.1 Power. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
          4.2 Authorization and Binding Obligation.
               (a) The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Buyer, and no other proceedings on its part are necessary to authorize the execution, delivery or performance by Buyer of this Agreement.
               (b) This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Sellers, constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
          4.3 No Violations. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby by the Buyer (a) will not violate any provision of the organizational or other governing documents of the Buyer, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which the Buyer or any of its properties or assets is bound, and (c) will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which the Buyer is a party, or by which the Buyer or any of its properties or assets, is bound, except in the case of items (b) and (c) only, for any violation, breach or default which is not material to the Buyer.
          4.4 Broker’s or Finder’s Fees. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by or on behalf of the Buyer in such a manner as not to give rise to any claim against any Seller for a finder’s fee, brokerage commission, advisory fee or other similar payment.
          4.5 Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to the best Knowledge of the Buyer, threatened against the Buyer by or before any Governmental Authority that would reasonably be expected to impede, hinder or delay the ability of the Buyer to consummate the transactions contemplated by this Agreement in any respect.

          4.6 Sufficient Funds. The Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of all amounts to be paid by it to the Sellers under Section 2.2 and to pay its fees and expenses incurred in connection with the transactions contemplated by this Agreement.
          4.7 Consents and Approvals. Assuming the accuracy of the representations and warranties of the Sellers set forth in Article III, no consent, order, approval, authorization, declaration or filing from or with any Governmental Authority (other than the Buyer’s filing of a Form 8-K with respect to this Agreement and the transactions contemplated hereby) is required on the part of the Buyer to permit the Buyer to execute and deliver this Agreement and to fulfill all of its obligations hereunder.
          4.8 Investment Intent. The Seller Company Interests being acquired by the Buyer hereunder are being purchased for the Buyer’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer understands that the Seller Company Interests have not been registered under the Securities Act or any applicable state laws by reason of their issuance or contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and such laws. The Buyer further understands that the Seller Company Interests may not be transferred or resold without (a) registration under the Securities Act and any applicable state securities laws, or (b) an exemption from the requirements of the Securities Act and applicable state securities laws.
ARTICLE V COVENANTS
          5.1 Termination of Agreements. Subject to, and effective as of the Effective Time, except as set forth on Schedule 5.1, each of the parties hereto agrees, on behalf of itself and its Affiliates, that the Terminated Agreements shall terminate automatically without any further liability or action on the part of any of the parties hereto and such agreements shall be of no further force and effect from and after the date hereof (other than such provisions which by their terms are to survive the termination or expiration of any such agreement), and if requested by the Company or the Buyer, the Sellers shall provide written evidence to such effect in form and substance reasonably satisfactory to the Buyer. For the avoidance of doubt, the Services Agreement will continue to be effective from and after the Effective Time in accordance with its terms.
          5.2 Resignations. Subject to and effective as of the Effective Time, each Seller agrees as to itself and its Affiliates to submit to the Buyer the resignation or resignations of such Seller’s or its Affiliates representatives, if any, serving on the Management Committee, or similar governing body, of the Company or as an officer of the Company, such resignations to be effective concurrently with the Effective Time and such Seller shall provide written evidence to such effect in form and substance reasonably satisfactory to the Buyer.
          5.3 General Cooperation. In case at any time after the date hereof any further action is necessary to carry out the purposes of this Agreement, each of the parties will promptly take such further action (including the execution and delivery of such further instruments and documents) as any other party may reasonably request.
          5.4 Non-Compete. In partial consideration for entering into this Agreement for the sale of the NBC Company Interest, NBC agrees, with the Buyer that, for a period (the “Restricted Period”) equal to twelve (12) months following the date hereof, NBC and its Affiliates will not, without the prior written consent of the Buyer in its sole discretion, directly or indirectly, alone or in association with or on behalf of any other Person enter into any arrangement, business, understanding, commitment, agreement or venture with respect to running a business similar in any material respect to that of the Company (i.e., a joint venture for the distribution or sale of premium lifestyle products online) with any of the Persons or brands listed on Exhibit B hereto (or their successors or subsidiaries) (collectively, the “Competing Persons”); provided, however, that nothing herein shall limit the right of NBC or its Affiliates to (x) collectively own not more than an aggregate of 20% of any of the debt or equity securities of any Person or (y) enter into any arrangement for advertisement in the ordinary course of business between the Seller or any of its Affiliates and any Competing Person. NBC and the Buyer agree that the provisions of this Section 5.4 are an integral part of this Agreement and that the Buyer would not be entering into this Agreement without the provisions of this Section 5.4 If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.4 is invalid or unenforceable, NBC and the Buyer agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope or duration of such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. NBC and the Buyer recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 5.4 are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by NBC or the Buyer to perform its obligations under this Section 5.4, the nonbreaching party shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Section 5.4 in addition to any other remedy to which such party may be entitled, at law or in equity.
          5.5 Non-Solicitation; No-Hire. As a separate and independent covenant, in partial consideration of entering into this Agreement for the sale of the Seller Company Interests, each Seller agrees, as to itself and its Affiliates, during the Restricted Period, it will not, alone or in association with or on behalf of any other Person, in any way, directly or indirectly, call upon, solicit, or hire as an employee, director, manager, consultant, officer, agent, representative or advisor any (i) executive officer of the Company or any other employee of the Company who, as of the date hereof is eligible to make through base salary and potential bonuses an aggregate of $150,000 or more per annum or (ii) of the individuals listed on Exhibit C. The foregoing restrictions shall not prevent a Seller from soliciting and hiring persons as a result of general solicitations of employment published in a newspaper, over the internet, or in another publication of general circulation and not specifically directed towards such persons.
          5.6 Confidentiality. Each party hereto acknowledges and agrees, solely as to itself and its Affiliates, that it may be in possession of confidential information concerning the Company and the other parties hereto and their respective businesses (the “Confidential Information”) (each party receiving information, a “Recipient” and each party disclosing Confidential Information, a “Disclosing Party”); provided that Confidential Information shall not include any such information which (i) is or becomes generally available to the public other than as a result of disclosure by such Recipient in violation of this provision, (ii) was or becomes available to such Recipient on a non-confidential basis from a source other then the Company or its representatives; provided, that to the best of such Recipient’s knowledge such source is not prohibited from disclosing such information to such Recipient by a contractual, legal or fiduciary obligation, or (iii) is independently developed by such Recipient without violating such Recipient’s obligations hereunder. Each Recipient agrees, solely as to itself, that from and after the date hereof until the third anniversary of the date hereof, it shall, and that it shall cause its Affiliates and advisors (“Representatives”) to keep all Confidential Information strictly confidential and not to use Confidential Information for any purpose. Each Recipient acknowledges and agrees, solely as to itself and its Representatives, that the Confidential Information is proprietary and confidential in nature and may be disclosed to its Representatives only to the extent necessary for such Recipient and such Representatives to fulfill its obligations hereunder; provided, that such Recipient shall be responsible for any breach of those confidentiality provisions by such Recipient’s Representatives. Notwithstanding the foregoing, nothing in this Section 5.6 will be deemed to prohibit or limit the use, disclosure or retention of any Confidential Information by (a) the Company or ValueVision to and only to the extent that such Person is permitted to use, disclose or retain such Confidential Information pursuant to the terms of the Services Agreement or (b) any public disclosure permitted or made in accordance with Section 6.13. If, following the date hereof, a Recipient or any of its Representatives are legally required to disclose (after such Recipient has used its commercially reasonable efforts to avoid such disclosure) any of the Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), to the extent practicable, such Recipient shall, or shall cause its Representatives to, provide the Disclosing Party with prompt written notice of such request so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy. If such protective order or remedy is not obtained, such Recipient or its Representative may disclose only that portion of the restricted Confidential Information which such Person is legally required to disclose, and such Recipient shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed. Each Recipient further agrees, solely as to itself, that, from and after the date hereof, such Recipient and its Representatives, upon the written request of the Disclosing Party, shall promptly destroy the portion of all information and documents constituting or containing Confidential Information and shall certify such destruction to the Disclosing Party, provided, however that each Recipient shall be permitted to keep one copy of all information and documents constituting or containing Confidential Information with legal counsel.
          5.7 Use of the Company Name. The Sellers each hereby agree that neither it nor any of its Affiliates shall, without the prior written consent of the Buyer, use or exploit the Company name or any “Polo” and “Ralph Lauren” brand or derivation thereof or any other intellectual property that is or has been provided or licensed to the Company under the License Agreement (collectively, “Polo IP”); provided, however, that this Section 5.7 shall not apply (x) in the context of a separate commercial relationship between the Buyer and any of the Sellers, such as an advertising relationship and (y) with respect to ValueVision, the use of such intellectual property solely in accordance with the terms of the Service Agreement. For the avoidance of doubt, NBC shall promptly and, in any event, within thirty days of the date hereof, change its name to remove the reference to “Lauren” from its name and such new name shall not contain any reference to any Polo IP.
ARTICLE VI MISCELLANEOUS
          6.1 Expenses. Each of the Sellers and the Buyer will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Each Seller shall bear and pay all sales, use, transfer, stamp, stock transfer, real property, transfer or similar taxes imposed on it in connection with the sale of its respective Seller Company Interests. The Buyer and the Company agree to furnish to ValueVision such financial statements and financial information of the Company for any period during which ValueVision was a member of the Company (the “Company Financial Information”) as ValueVision shall reasonably request solely for its use in order to timely comply with its obligations under any applicable federal or state securities laws, including financial statements as of and for the period ending March 31, 2007, such financial statements to be prepared in accordance with U.S. generally accepted accounting principles, together with a report thereon of the Company’s registered independent certified accountant (the “Accountant”). The reasonable out of pocket costs and expenses of the Accountant incurred by the Company either prior to or after the date hereof solely in connection with the preparation and audit of the Company’s financial statements for the period ended March 31, 2007 shall be borne by the Sellers and the Buyer in the following proportion: Buyer (50%), NBC (37.5%) and ValueVision (12.5%) and each such party shall promptly reimburse the Company for their share of any such cost and expense upon request by the Company. The Buyer and the Company agree to cooperate fully and in good faith in any verification or due diligence process relative to the Company Financial Information which ValueVision or any agent, advisor or underwriter acting on its behalf or at its direction may reasonably require in accordance with the second preceding sentence, and shall use their reasonable best efforts to cause the Accountant to cooperate in similar manner, including without limitation, providing any necessary consent to the use of any report on the Company Financial Information, consent to any reference to the Accountant as expert in relation to such report, and any comfort letter relating to Company Financial

Information in accordance with applicable professional standards. At the Company’s request, ValueVision shall reimburse the Company promptly for all of the reasonable out of pocket costs and expenses of the Buyer, the Company or the Accountant in respect of the matters set forth in the preceding sentence.
          6.2 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the internal laws of the State of New York. The parties agree that any action arising out of this Agreement shall be venued in the federal, state or local courts located in New York, New York and the parties hereby consent to personal jurisdiction in such courts and waive any objection based on the defense of an inconvenient forum and any objection to jurisdiction or venue of any action instituted hereunder. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the addresses set forth in Section 6.4.
          6.3 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.
          6.4 Notices. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar service) or three business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to the NBC Parties:	NBC Universal, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attention: Executive Vice President,
Business Development
Facsimile: (212) 664-4766

with a copy to:

NBC Universal, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attention: Senior Vice President, Corporate
and Transaction Law
Facsimile: (212) 664-2147

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Mario Ponce, Esq.
Facsimile: (212) 455-2502

If to ValueVision:	ValueVision International, Inc.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344
Attention: Nathan Fagre, Esq.,
Senior Vice-President and
General Counsel
Facsimile: (612) 943-6111

with a copy to :	Faegre & Benson LLP
220 Norwest Center
90 South Seventh Street
Minneapolis, Minnesota 55402-3901
Attention: Peter Ekberg, Esq.
Facsimile: 612-766-1600

If to the Buyer:	Polo Ralph Lauren Corporation
650 Madison Avenue
New York, NY 10022
Attention: Tracey T. Travis
Jonathan D. Drucker, Esq.
Facsimile: (212) 318-7705

with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Angelo Bonvino, Esq.
Douglas A. Cifu, Esq.
Facsimile: (212) 757-3990
          6.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.
          6.6 Gender. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.
          6.7 Entire Agreement. This Agreement (and the Services Agreement) embodies the entire agreement and understanding between the Buyer and any Seller, or their respective Affiliates, with respect to the Buyer’s purchase of the Seller Company Interests including, without limitation, the consideration being paid by the Buyer to each of the Sellers therefor, and supersedes all prior and contemporaneous agreements and understandings, including the unexecuted “Project Heroes Non-Binding Summary of Proposed Terms” (as amended through the date hereof), oral or written, relative to said subject matter..
          6.8 Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Sellers, and their respective successors and permitted assigns, the Buyer, and its successors and permitted assigns, and the Company and its successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that after the date hereof the Buyer or any Seller may, at its election and provided it remains liable for its obligations hereunder, assign this Agreement to any Affiliate of such party. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.
          6.9 Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the Buyer and each of the Sellers, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding (and no party shall waive any provision or condition of, or right under this Agreement) unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by another party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by such other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by another party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.
          6.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          6.11 Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, the Sellers and the Buyer hereby agree that such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.
          6.12 Third-Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.
          6.13 Press Release. No party hereto shall make, or cause to be made, any press release, disclosure or public announcement in respect of the transactions contemplated by this Agreement; provided however that, each party may make, or cause to be made, such press release, disclosure or public announcement if (i) it is mutually accepted in writing by all of the parties hereto, (ii) such disclosure (or disclosure of Company financial information and company related information of a nature previously publicly disclosed by the parties) is required by law or regulation or by legal process or is contained in an SEC report or filing made by a party or is made at conference calls, press conferences, meetings or similar events with members of the financial community such as analysts or investors or (iii) such disclosure is required or a consent is necessary under a pre-existing agreement of the Company; provided that in any such case, a draft of such disclosure, press release or public announcement shall be provided to the other party reasonably in advance of publication or disclosure in order to give such party an opportunity to comment. Subject to the proviso contained in the immediately preceding sentence, the Sellers and the Buyer acknowledge and agree that each of the Buyer and ValueVision will promptly following the date hereof file a Form 8-K with respect to this Agreement and the transactions contemplated hereby, and that the Buyer and ValueVision will make additional disclosures regarding the same through press releases and SEC reports or filings, on its company website, on its conference calls, press conferences, interviews or similar events with analysts, investors and the media.
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     IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto as of the date first above written.

THE COMPANY RALPH LAUREN MEDIA, LLC
By:	/s/ Sarah Gallagher
	Name:	Sarah Gallagher
	Title:	President

SELLERS NBC-LAUREN MEDIA HOLDING, INC.
By:	/s/ Lynn A. Calpeter
	Name:	Lynn A. Calpeter
	Title:	Vice President and Treasurer

VALUEVISION MEDIA, INC.
By:	/s/ Frank Elsenbast
	Name:	Frank Elsenbast
	Title:	SVP & CFO

BUYER POLO RALPH LAUREN CORPORATION
By:	/s/ Tracey Travis
	Name:	Tracey Travis
	Title:	SVP/CFO

Solely with respect to Section 5.1 NBC UNIVERSAL, INC.
By:	/s/ Lynn A. Carpenter
	Name:	Lynn A. Carpenter
	Title:	EVP and CFO

CNBC.COM LLC
By:	/s/ Todd F. Davis
	Name:	Todd F. Davis
	Title:	Vice President